EXHIBIT 5.1
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
October 30, 2007
Pzena Investment Management, Inc.
120 West 45th Street
New York, New York 10036
Re: Pzena Investment Management, Inc.;
Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as special counsel to Pzena Investment Management, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 640,379 shares (the “Plan Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), authorized for issuance pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).
     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, in the form to be filed with the Commission under the Act on the date hereof; (2) the Plan; (3) a specimen certificate representing the Class A Common Stock; (4) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the “Amended and Restated Charter”); (5) the Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company (the “Amended and Restated By-Laws”), (6) certain resolutions of the Board of Directors of the Company (the “Board”) relating to (a) the adoption of the Plan, (b) the reservation of the Plan Shares, (c) the filing of the Registration Statement, and (d) the grant, immediately following the filing and effectiveness of the Registration Statement, of 11,112 shares of restricted Class A Common Stock pursuant to the Plan (the “Restricted Plan Shares”), to certain non-employee directors of the Company; and (7) certain resolutions of the sole stockholder of the Company, as of the time of the Board’s adoption of the Plan, relating to the Plan. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the

Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:
     (a) all Plan Shares will be issued in accordance with agreements under which awards of Plan Shares are made pursuant to the Plan (the “Award Agreements”), that such Award Agreements are consistent with the Plan and are duly authorized, validly executed and delivered by the parties thereto;
     (b) the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the Plan, to authorize and approve the issuance of the Plan Shares other than the Restricted Plan Shares (the “Available Plan Shares”);
     (c) the consideration received by the Company for each Plan Share delivered pursuant to the Plan shall not be less than the par value of the Class A Common Stock; and
     (d) the registrar and transfer agent for the Class A Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificates examined by us.
     Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1. When the Board, or a duly authorized committee thereof, has taken all necessary corporate action to authorize and approve the issuance of the Available Plan Shares and upon issuance and delivery in accordance with the Plan, the Available Plan Shares will be validly issued, fully paid and nonassessable.
2. The Restricted Plan Shares have been duly authorized for issuance and, when issued and delivered in accordance with the terms of the Plan, the Restricted Plan Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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